Exhibit 99.1

VIASYS Healthcare Inc. Reports Fourth Quarter and Full Year 2004 Results

    CONSHOHOCKEN, Pa.--(BUSINESS WIRE)--Feb. 24, 2005--VIASYS
Healthcare Inc. (NYSE:VAS), a leading healthcare technology company, today reported results for the quarter and fiscal year ended January 1, 2005. All information is from continuing operations unless otherwise indicated.

    Full Year Results

    Revenues for fiscal 2004 of $393.2 million were essentially equal to $394.9 million in fiscal 2003. Excluding restructuring expenses, income and expense related to litigation involving the commercialization of nitric oxide gas, and the write-off of purchased in-process research and development expenses in 2004, operating income decreased 37.5% to $27.7 million as compared to $44.4 million in the same period last year.(1) Excluding the impact of these items, income from continuing operations after taxes decreased 34.1% to $18.5 million, or $.59 per diluted share, compared to $28.0 million, or $.97 per diluted share, for the same period last year.(1) Foreign currency translation had a positive impact of 1.8% on revenues for the year ended January 1, 2005.
    Operating income, including restructuring expenses, income and expense related to litigation involving the commercialization of nitric oxide gas, and the write-off of purchased in-process research and development expenses in 2004, decreased 44.9% to $22.6 million compared to $41.1 million in the same period last year. On the same basis, income from continuing operations after taxes decreased 41.8% to $15.0 million, or to $.48 per diluted share, compared to $25.8 million, or $.89 per diluted share, for the same period last year. The Company had 2.5 million, or 8.6%, more diluted weighted average shares outstanding in fiscal year 2004 compared to fiscal year 2003, primarily because of the equity offering in the second quarter of 2003. This increase in the number of shares outstanding resulted in a decrease in earnings per diluted share of $.04.

    Fourth Quarter Results

    Revenues for the fourth quarter of 2004 decreased 3.2% to $110.7 million as compared to $114.3 million in the comparable period last year. Excluding the impact of restructuring expenses, litigation expense related to the commercialization of nitric oxide gas, and the write-off of purchased in-process research and development expenses in 2004, operating income decreased 17.2% to $13.1 million as compared to $15.8 million in the comparable period last year.(1) Excluding the impact of these items, income from continuing operations after taxes decreased 16.3% to $8.7 million, or $.28 per diluted share, compared to $10.4 million, or $.34 per diluted share, for the same period last year.(1) Foreign currency translation had a positive impact of 1.6% on revenues for the quarter.
    Including restructuring expenses, litigation expense related to the commercialization of nitric oxide gas, and the write-off of purchased in-process research and development expenses in 2004, operating income decreased 18.1% to $10.6 million compared to $12.9 million in the comparable period last year. On the same basis, income from continuing operations after taxes decreased 18.1% to $7.0 million, or to $.23 per diluted share, compared to $8.5 million, or $.27 per diluted share, for the same period last year.

    Chairman, President and CEO Comments

    Randy Thurman, Chairman, President and CEO, commented on VIASYS' performance: "2004 was a transition year for VIASYS. We restructured the Company and completed our three-year program of upgrading all major product platforms across each strategic business unit as well as upgrading leadership throughout the Company. We created a leaner and more efficient business and management structure and believe we are now poised to grow VIASYS to greater profitability.
    "The fourth quarter of 2004 met our internal expectations and each of our business units performed consistently with these expectations. During the fourth quarter we completed substantially all of the restructuring initiated in the third quarter of 2004 and launched a number of new products, particularly in the NeuroCare business. These investments in our future resulted in costs that had a negative impact on short-term earnings.
    "Entering 2005, we are a highly focused company and a leader in each of our product segments. We consolidated the Respiratory Technologies and Critical Care businesses into a new Respiratory Care business with global leadership positions in the pulmonary function, sleep diagnostics and ventilator markets. Our new pulmonary function diagnostic platform, VMax(R) Encore, has been launched and our AVEA(R) and VELA(R) ventilators continue their success in the acute and sub-acute markets. Our growth strategies in Respiratory Care include sleep therapy, clinical services and new segments of critical care. Our recent settlement of litigation pertaining to the LYRA(TM) sleep mask allows us to continue to sell LYRA(TM) in its present form and clears the way for its global introduction. We intend to vigorously market LYRA(TM) and to explore future product enhancements. With Respiratory Care revenues of nearly one quarter of a billion dollars, we are a major competitor in this important therapeutic segment.
    "NeuroCare closed 2004 marked by the recent introduction of new products across each line of business, the completion of a significant acquisition and the recruitment of a new leadership team. We believe we have emerged as the leader across each segment of our business including EMG, EEG, IOM, vascular and audio diagnostics. Our new flagship platform, NicoletOne(TM), is the most comprehensive and innovative neurodiagnostic system of its kind. We believe the positive customer response to our products is an early indicator that our turnaround has been a success and that NeuroCare will emerge as a near-term and long-term asset to VIASYS.
    "MedSystems has positioned itself as a leader in proprietary disposables and medical access systems with the development of a new product, the CORTRAK(TM) system, and the acquisition of Navion's NAVIGATOR(R) BIONAVIGATION(R) system. The CORTRAK(TM) system aids in the placement of enteral feeding tubes, and the NAVIGATOR(R) facilitates correct placement of peripherally inserted central catheters and central venous catheters. This is a segment of our business that we are committed to grow through internal investments as well as acquisitions.
    "Tecomet is highly respected as an innovator and specialized supplier to the orthopedic and other medical industry segments. It is a consistent performer financially, and we expect this business to accelerate its growth with new products and new leadership.
    "Two areas of our business that contribute more than half our revenue are International and Customer Care. International accounts for approximately 40% of our total revenue and provides a global distribution channel for our existing and acquired products. Customer Care assures VIASYS customers are receiving the highest quality support for our products and provides an annuity-like revenue stream from our growing, global installed base.
    "I would also like to comment on our balance sheet and its potential to drive shareholder value. We begin 2005 with no debt, significant cash for a company of our size and strong cash flow from operations. We expect to utilize our financial capacity to make strategic acquisitions and investments in core operations in order to grow the earnings power of VIASYS.
    "Lastly, we expect total revenues for 2005 to be in the range of $420.0 million to $430.0 million. Income from continuing operations after taxes is expected to range between $.90 to $.94 per diluted share, excluding the impact of acquisitions and expensing stock options under SFAS 123R."

    Respiratory Technologies

    Revenues increased 6.6% to $32.8 million in the fourth quarter of 2004 compared to the fourth quarter of 2003. Excluding the positive impact of foreign currency translation revenues increased 2.3%. This increase was primarily due to significant international sales in our VIASYS Clinical Services business as a result of the initiation of new clinical trials, strong domestic sales of therapeutic gas and pulmonary function testing products, as well as strong international sales of our sleep therapy products. Operating income decreased 13.9% to $2.4 million as compared to $2.8 million in the comparable period last year. This decrease was mainly due to charges related to the restructuring initiated in the third quarter of 2004 as well as higher expenses related to investments in our field sales and service organizations. Partially offsetting these expenses was the absence of legal expenses of $1.5 million incurred in the fourth quarter of 2003 in connection with our suit against INO Therapeutics as well as savings from the restructuring program.

    Critical Care

    Revenues decreased 12.8% to $37.7 million in the fourth quarter of 2004 compared to the fourth quarter of 2003. The decrease was due to lower sales of established ventilators as a result of a large $6.1 million international tender, which occurred in the fourth quarter of 2003, partially offset by increased domestic sales of our VELA ventilator in the fourth quarter of 2004. Operating income decreased 51.3% to $5.2 million as compared to $10.8 million in the comparable period last year. This decrease was primarily due to reduced gross margin from the lower sales; costs incurred to consolidate the California manufacturing operations; and higher expenses related to ongoing investments in our sales force and the expansion of our service organization in support of the larger installed base. Partially offsetting these increased expenses were spending reductions in marketing and research and development.

    NeuroCare

    Revenues decreased 7.6% to $24.0 million in the fourth quarter of 2004 compared to the fourth quarter of 2003. The sales decrease was primarily due to lower sales volume of existing EEG and IOM products, partially offset by higher sales of our new EEG and IOM products, NicoletOne(TM) and ENDEAVOR(TM) CR, respectively, and sales resulting from the acquisition of Taugagreining. Operating income decreased 30.1% to $1.7 million as compared to $2.4 million in the comparable period last year. The decrease in operating income was mainly due to reduced gross margin on lower sales, costs related to the restructuring plan initiated in the third quarter of 2004, and the write-off of purchased in-process research and development expenses in the fourth quarter of 2004 related to the acquisition of Taugagreining, partially offset by lower sales commission expense due to lower sales.

    Medical and Surgical Products

    Revenues increased 13.2% to $16.1 million in the fourth quarter of 2004 compared to the fourth quarter of 2003. This increase was primarily driven by additional sales in our orthopedics business and enteral feeding tube product line. Operating income increased 58.4% to $2.5 million as compared to $1.6 million in the comparable period last year. This increase was primarily due to higher gross margin resulting from the increased sales, manufacturing efficiencies from the higher sales volume and lower research and development expenses. These increases were partially offset by higher selling, general and administrative expenses.

    Corporate Expenses

    Corporate expenses decreased by $3.4 million in the fourth quarter of 2004 over the comparable quarter of 2003 primarily due to savings from the restructuring initiated in the third quarter of 2004 and a reduction in incentive pay, partially offset by restructuring expense and higher professional fees related to compliance with Sarbanes-Oxley.

    Effective Tax Rate

    Our effective tax rate increased to 36.7% in the fourth quarter of 2004 as compared to 30.7% in the fourth quarter of 2003. A portion of the increase was due to a non-deductible in-process research and development charge in the fourth quarter of 2004. In addition, the fourth quarter 2003 effective tax rate was also lower because of an adjustment to reduce the 2003 year-to-date effective tax rate from 35.5% to 34.0%, as a result of increased benefits related to export sales and tax credits.

    Net Income

    Net income, including discontinued operations, was $6.8 million or $.22 per diluted share in the fourth quarter of 2004 and $7.8 million or $.25 per diluted share in the fourth quarter of 2003.

    VIASYS Healthcare Inc. will host an earnings release conference call on Thursday, February 24, at 5:00 PM EST. The call will be simultaneously webcast on the investor information page of our website, www.viasyshealthcare.com. The call will be archived on our website and will also be available for two weeks via phone at 877-519-4471, access code 5616007.

    VIASYS Healthcare Inc. is a global, research-based medical technology company focused on respiratory, neurocare and medical and surgical products. VIASYS products are marketed under well-recognized trademarks including among others VMAX(R), LYRA(TM), AVEA(R), VELA(R), NicoletOne(TM), VIKING QUEST(TM), ENDEAVOR(TM) CR, SENSORMEDICS(R), CORPAK(R), GRASON-STADLER(R), BIRD(R), BEAR(R), NICOLET(R), JAEGER(TM), TOENNIES(TM) and EME(R). VIASYS is headquartered in Conshohocken, PA, and its businesses are conducted through its Respiratory Care, NeuroCare and Medical and Surgical business units. More information can be found at http://www.viasyshealthcare.com

    This press release includes certain forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the impact of our restructuring plan on our future performance and our recovery of the associated costs, the viability of the markets in which we compete and our competitive position in those markets, our outlook for our businesses, the impact of new products on our results, our expectations for new product introductions and our expected margins from such products, our ability to continue to offer our customers products responsive to their needs, our expectations regarding revenues for the full year and our prospects for continued growth. These statements may be identified by words such as "expect," "anticipate," "estimate," "project," "intend," "plan," "believe," and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the implementation of the company's restructuring plans, timing of pharmaceutical trials by third parties, sales and marketing initiatives, the commercialization of new products, timing and effectiveness of the co-location of business segments, integration of the Company's recent acquisition, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, patent protection and litigation, and a successful mergers and acquisitions strategy. For further details and a discussion of these and other risks and uncertainties, please see our Annual Report on Form 10-K for the year ended January 3, 2004, which is on file with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise



(1) These measures are not calculated under generally accepted accounting principles (GAAP). In accordance with Regulation G of the Securities and Exchange Commission, a table reconciling these amounts to the most comparable GAAP number is shown below.


             Reconciliation of Non-GAAP Financial Measures
               (In Thousands, Except Per Share Amounts)


                                     Three Months Three Months
                                         Ended        Ended
                                      January 1,   January 3,
                                         2005         2004     Change
                                     ------------ ------------ -------
Operating Income from Continuing
 Operations                          $    10,588  $    12,928  (18.1%)
Purchased In-Process Research and
 Development Expenses (a)                    386            -
Restructuring Charges                      2,058        1,336
Litigation Expenses (b)                       32        1,517
                                     ------------ ------------
Adjusted Operating Income from
 Continuing Operations               $    13,064  $    15,781  (17.2%)
                                     ============ ============

Income from Continuing Operations    $     6,977  $     8,519  (18.1%)
Purchased In-Process Research and
 Development Expenses (net of income
 taxes of $0) (a)                            386            -
Restructuring Charges (net of income
 taxes of ($731) and ($454))               1,327          882
Litigation Expenses (net of income
 taxes of ($11) and ($516)) (b)               21        1,001
                                     ------------ ------------
Adjusted Income from Continuing
 Operations                          $     8,711  $    10,402  (16.3%)
                                     ============ ============

Diluted Earnings per Share from
 Continuing Operations               $      0.23  $      0.27
Purchased In-Process Research and
 Development Expenses per Share (a)         0.01            -
Restructuring Charges per Share             0.04         0.03
Litigation Expenses per Share (b)              -         0.04
                                     ------------ ------------
Adjusted Earnings per Share          $      0.28  $      0.34
                                     ============ ============

(a) In the fourth quarter of 2004, the Company recorded a charge of $.4 million ($.4 million, net of tax) to write-off in-process research and development expenses in conjunction with the acquisition of substantially all of the assets of Taugagreining, hf. as required under generally accepted accounting principles.

(b) In the fourth quarter of 2004 and 2003, the Company incurred legal fees in conjunction with the Company's suit against INO
    Therapeutics regarding nitric oxide gas.


             Reconciliation of Non-GAAP Financial Measures
               (In Thousands, Except Per Share Amounts)


                                   Twelve Months Twelve Months
                                       Ended         Ended
                                     January 1,    January 3,
                                       2005          2004      Change
                                   ------------- ------------- -------
Operating Income from Continuing
 Operations                        $     22,603  $     41,052  (44.9%)
Purchased In-Process Research and
 Development Expenses (a)                   386             -
Restructuring Charges                     9,044         1,797
Litigation Expenses (b)                   1,680         1,517
Legal Settlement (c)                     (6,000)            -
                                   ------------- -------------
Adjusted Operating Income from
 Continuing Operations             $     27,713  $     44,366  (37.5%)
                                   ============= =============

Income from Continuing Operations  $     15,036  $     25,838  (41.8%)
Purchased In-Process Research and
 Development Expenses (net of
 income taxes of $0) (a)                    386             -
Restructuring Charges (net of
 income taxes of ($3,211) and
 ($616))                                  5,833         1,181
Litigation Expenses (net of income
 taxes of ($596) and ($516)) (b)          1,084         1,001
Litigation Settlement (net of
 income taxes of $2,130) (c)             (3,870)            -
                                   ------------- -------------
Adjusted Income from Continuing
 Operations                        $     18,469  $     28,020  (34.1%)
                                   ============= =============

Diluted Earnings (Loss) per Share
 from Continuing Operations        $       0.48  $       0.89
Purchased In-Process Research and
 Development Expenses per Share(a)         0.01             -
Restructuring Charges per Share            0.19          0.04
Litigation Expenses per Share (b)          0.03          0.04
Litigation Settlement per Share(c)        (0.12)            -
                                   ------------- -------------
Adjusted Earnings per Share        $       0.59  $       0.97
                                   ============= =============

(a) In the fourth quarter of 2004, the Company recorded a charge of $.4 million ($.4 million, net of tax) to write-off in-process research and development expenses in conjunction with the acquisition of substantially all of the assets of Taugagreining, hf. as required under generally accepted accounting principles.

(b) During the twelve months ended January 1, 2005 and January 3,
    2004, the Company incurred legal fees in conjunction with the Company's suit against INO Therapeutics regarding nitric oxide gas.

(c) In the second quarter of 2004, the Company settled its litigation with INO Therapeutics and received a payment of $6.0 million in connection with the dismissal of the litigation.


                                              Three Months Ended
                                         -----------------------------
Consolidated Statements of Income                 (unaudited)
(In Thousands, Except Per Share
Amounts)
                                       January 1, 2005 January 3, 2004

Revenues                               $      110,681  $      114,308

Operating Costs and Expenses:
   Cost of revenues                            62,262          61,344
   Selling, general and administrative
    expense                                    30,190          31,662
   Purchased in-process research and
    development expense                           386               -
   Research and development expense             5,197           7,038
   Restructuring charges                        2,058           1,336
                                       --------------- ---------------
                                              100,093         101,380
                                       --------------- ---------------

Operating Income                               10,588          12,928
                                       --------------- ---------------
Interest Income (Expense), net                    466              67
Other Expense, net                                (38)           (709)
                                       --------------- ---------------

Income from Continuing Operations
 Before Income Taxes                           11,016          12,286
Provision for Income Taxes                     (4,039)         (3,767)
                                       --------------- ---------------
Income from Continuing Operations               6,977           8,519
Loss from Discontinued Operations (net
 of tax)                                         (205)           (756)
                                       --------------- ---------------
Net Income                             $        6,772  $        7,763
                                       =============== ===============

Earnings (Loss) per Share:
   Basic:
      Continuing Operations            $          .23  $          .28
      Discontinued Operations                    (.01)           (.02)
                                       --------------- ---------------
                                       $          .22  $          .26
                                       =============== ===============
   Diluted:
      Continuing Operations            $          .23  $          .27
      Discontinued Operations                    (.01)           (.02)
                                       --------------- ---------------
                                       $          .22  $          .25
                                       =============== ===============
Weighted Average Shares Outstanding:
   Basic                                       31,006          30,282

   Diluted                                     31,435          31,028



                                             Twelve Months Ended
                                             -------------------
Consolidated Statements of Income                (unaudited)
(In Thousands, Except Per Share
 Amounts)
                                       January 1, 2005 January 3, 2004

Revenues                               $      393,202  $      394,947

Operating Costs and (Income) Expenses:
  Cost of revenues                            218,870         212,787
  Selling, general and administrative
   expense                                    124,847         112,856
  Purchased in-process research and
   development expense                            386               -
  Research and development expense             23,452          26,455
  Restructuring charges                         9,044           1,797
  Legal settlement                             (6,000)              -
                                       --------------- ---------------
                                              370,599         353,895
                                       --------------- ---------------
Operating Income                               22,603          41,052
                                       --------------- ---------------
Interest Income (Expense), net                    977            (656)
Other Expense, net                                (69)         (1,252)
                                       --------------- ---------------

Income from Continuing Operations
 Before Income Taxes                           23,511          39,144
Provision for Income Taxes                     (8,475)        (13,306)
                                       --------------- ---------------
Income from Continuing Operations              15,036          25,838
Loss  from Discontinued Operations
 (net of tax)                                    (205)         (4,252)
                                       --------------- ---------------
Net Income                             $       14,831  $       21,586
                                       =============== ===============

Earnings (Loss) per Share:
  Basic:
    Continuing Operations              $          .49  $          .91
    Discontinued Operations                      (.01)           (.15)
                                       --------------- ---------------
                                       $          .48  $          .76
                                       =============== ===============
  Diluted:
    Continuing Operations              $          .48  $          .89
    Discontinued Operations                      (.01)           (.14)
                                       --------------- ---------------
                                       $          .47  $          .75
                                       =============== ===============
Weighted Average Shares Outstanding:
  Basic                                        30,809          28,284

  Diluted                                      31,403          28,905


VIASYS Healthcare Inc.
Revenues by Business Segment and Geography
(In thousands of dollars)

                             Three Months Ended   Twelve Months Ended
                           --------------------- ---------------------
                           January 1, January 3, January 1, January 3,
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------

Respiratory Technologies
   Domestic                   16,409     13,800     56,390     53,347
   International              16,432     17,012     59,554     60,781
                           ---------- ---------- ---------- ----------
       Total                  32,841     30,812    115,944    114,128
                           ---------- ---------- ---------- ----------


Critical Care
   Domestic                   18,226     19,736     63,325     60,562
   International              19,507     23,538     68,960     72,335
                           ---------- ---------- ---------- ----------
       Total                  37,733     43,274    132,285    132,897
                           ---------- ---------- ---------- ----------


NeuroCare
   Domestic                   13,849     17,027     52,404     60,214
   International              10,183      8,992     32,652     31,750
                           ---------- ---------- ---------- ----------
       Total                  24,032     26,019     85,056     91,964
                           ---------- ---------- ---------- ----------


Medical and Surgical
 Products
   Domestic                   12,382     11,453     48,119     47,142
   International               3,693      2,750     11,798      8,816
                           ---------- ---------- ---------- ----------
       Total                  16,075     14,203     59,917     55,958
                           ---------- ---------- ---------- ----------


Total VIASYS Continuing
 Operations
   Domestic                   60,866     62,016    220,238    221,265
   International              49,815     52,292    172,964    173,682
                           ---------- ---------- ---------- ----------
   Total                     110,681    114,308    393,202    394,947
                           ========== ========== ========== ==========

    CONTACT: VIASYS Healthcare Inc., Conshohocken
             Investor Contact:
             Martin P. Galvan, 610-862-0800